Atlanta, Georgia

April 10, 2008

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Reduces Production

In response to continued increases in feed ingredient cost, effective immediately Cagle’s Inc. is reducing its chicken production by 4%. The reduction will effect the number of birds processed at the company’s location in Pine Mountain Valley, Georgia (one of two slaughter plants Cagle’s operates in the southeast supplying product throughout the United States and internationally). No layoffs are planned as a result of the decrease in production.

According to Doug Cagle, President and CEO, “Current chicken prices have failed to reflect the tremendous increase in the cost of feed. Ingredient prices, mostly corn and soybean meal,  have increased over 80 percent in the last two years raising the cost to produce chicken by more than $.17 a pound. These are unprecedented times and given current USDA forecasts it appears that high feed costs are here for the foreseeable future. The cut back in production will not effect our customers with existing commitments but will reduce product being sold through less profitable commodity outlets.”